Exhibit 99.1

FNCB Appoints James M. Bone Jr., CPA Chief Financial Officer

Internal promotion to CFO provides deep institutional knowledge for key leadership role as the Company strengthens its financial position

Dunmore, Pa., August 27, 2012 /PRNewsire/ — First National Community Bancorp, Inc. (OTC Markets Group, Inc.: FNCB), the parent company of Dunmore-based First National Community Bank, is pleased to announce the appointment of James M. Bone Jr., CPA, as its Executive Vice President and Chief Financial Officer, effective August 31, 2012.

“We are delighted to announce Jim’s promotion at this pivotal time for First National Community Bank,” said Steven R. Tokach, President and Chief Executive Officer.  “With our recent and important return to current SEC reporting, we can now focus fully on rebuilding First National Community Bank’s financial position for the benefit of all our stakeholders.  As a leader highly respected across our Bank, Jim will ably serve First National Community Bank on our path to improved performance.  He is a richly experienced and talented executive who brings invaluable knowledge of our bank to his new leadership role.”

Mr. Bone assumes responsibility for leadership of the finance and accounting functions, providing critical strategic direction to the Company’s executive leadership team.  A 26-year veteran of the Company, Mr. Bone most recently served as Executive Vice President, Information Technology & Operations, a position into which he was promoted in April 2011.  He joined First National Community Bank in 1986 as an Internal Auditor and has since held positions of progressive responsibility across the Company, including Loan Administration/Compliance Division Manager, Commercial Lender, Branch Administrator, Administrative Services Division Manager and Information Technology and Operations Unit Manager/Chief Information Officer.  Prior to his tenure with First National Community Bank, Mr. Bone served as an accountant with J.H. Williams & Co. of Kingston, Pennsylvania.

A resident of Exeter, Pennsylvania, Mr. Bone is a Certified Public Accountant and a graduate of King’s College in Wilkes-Barre, Pennsylvania, where he earned a Bachelor of Science degree in Information Systems and Accounting.  He remains active on the King’s College Golf Committee, King’s College Century Club Executive Committee, King’s College Annual Fund Campaign and is a former Cantolao USA Soccer coach.  In 2010, he received the Robert J. Ell Alumni Award from King’s College for outstanding service to his alma mater.  He is an active member of American Institute of Certified Public Accountants (AICPA), Pennsylvania Institute of Certified Public Accountants (PICPA) and Pennsylvania Society of Public Accountants (PSPA).  He also maintains

Certified Information Technology Professional (CITP) and Charter Global Management Accountant (CGMA) designations through the American Institute of Certified Public Accountants.

Mr. Bone succeeds Edward J. Lipkus, whose leadership as Chief Financial Officer was instrumental in completing the Company’s regulatory filings and achieving current SEC reporting status.

About First National Community Bank:
First National Community Bancorp, Inc. is the bank holding company of First National Community Bank, which provides personal, small business and commercial banking services to individuals and businesses throughout Lackawanna, Luzerne, Monroe and Wayne Counties in Northeastern Pennsylvania. The institution was established as a National Banking Association in 1910 as The First National Bank of Dunmore, and has been operating under its current name since 1988.

For more information about FNCB, visit www.fncb.com

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MEDIA/INVESTOR CONTACT:

Joseph J. Earyes, CPA
First Senior Vice President and
Retail Banking Officer
First National Community Bank
(570) 558-6701
jearyes@fncb.com

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors (some of which are beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in the Company’s markets; the effects of, and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services; the impact of the Company’s ability to comply with its regulatory agreements and orders; the effectiveness of the Company’s revised system of internal controls; the ability of the Company to attract additional capital investment; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms, and the success of the Company at managing the risks involved in the foregoing and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update any forward looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.